                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No. ___ )*

                             PSW Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   69364J 103
               ------------------------------------------------
                                 (CUSIP Number)

                                October 14, 1998
               ------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 69364J 103                                       Page 2 of 22 Pages
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
 1              NAME OF REPORTING PERSON  Technology Crossover Ventures, L.P.
                See Item 2 for identification of General Partner
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
-----------------------------------------------------------------------------------------------------------------------------------
 2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                                         (a)[_]
                                                                                                                            (b)[X]
------------------------------------------------------------------------------------------------------------------------------------
 3              SEC USE ONLY
------------------------------------------------------------------------------------------------------------------------------------
 4              CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
------------------------------------------------------------------------------------------------------------------------------------
  NUMBER OF                5  SOLE VOTING POWER
   SHARES                                                                                                                 154,698(A)
BENEFICIALLY              ----------------------------------------------------------------------------------------------------------
  OWNED BY                 6  SHARED VOTING POWER
   EACH                                                                                                                         0(A)
 REPORTING                ----------------------------------------------------------------------------------------------------------
  PERSON                   7  SOLE DISPOSITIVE POWER
  WITH                                                                                                                    154,698(A)
                          ----------------------------------------------------------------------------------------------------------
                           8  SHARED DISPOSITIVE POWER
                                                                                                                                0(A)
------------------------------------------------------------------------------------------------------------------------------------
 9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                          154,698(A)
-----------------------------------------------------------------------------------------------------------------------------------
 10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                (SEE INSTRUCTIONS)                                                                                              [X]
-----------------------------------------------------------------------------------------------------------------------------------
 11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                                                1.7%
------------------------------------------------------------------------------------------------------------------------------------
 12             TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                PN
------------------------------------------------------------------------------------------------------------------------------------

(A) Excludes an aggregate of 527,502 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 69364J 103                                       Page 3 of 22 Pages
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 1              NAME OF REPORTING PERSON  Technology Crossover Ventures, C.V.
                See Item 2 for a list of General Partners
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
------------------------------------------------------------------------------------------------------------------------------------
 2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                                           (a)[_]
                                                                                                                              (b)[X]
------------------------------------------------------------------------------------------------------------------------------------
 3              SEC USE ONLY
------------------------------------------------------------------------------------------------------------------------------------
 4              CITIZENSHIP OR PLACE OF ORGANIZATION
                Netherlands Antilles
------------------------------------------------------------------------------------------------------------------------------------
    NUMBER OF              5  SOLE VOTING POWER
     SHARES                                                                                                               12,252(A)
   BENEFICIALLY            ---------------------------------------------------------------------------------------------------------
     OWNED BY              6  SHARED VOTING POWER
       EACH                                                                                                                     0(A)
    REPORTING              ---------------------------------------------------------------------------------------------------------
      PERSON               7  SOLE DISPOSITIVE POWER
       WITH                                                                                                                12,252(A)
                           ---------------------------------------------------------------------------------------------------------
                           8  SHARED DISPOSITIVE POWER
                                                                                                                                0(A)
------------------------------------------------------------------------------------------------------------------------------------
 9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                           12,252(A)
------------------------------------------------------------------------------------------------------------------------------------
 10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                             [X]
                (SEE INSTRUCTIONS)
------------------------------------------------------------------------------------------------------------------------------------
 11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                                                0.1%
------------------------------------------------------------------------------------------------------------------------------------
 12             TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                PN
------------------------------------------------------------------------------------------------------------------------------------

(A) Excludes an aggregate of 669,948 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 69364J 103                                       Page 4 of 22 Pages
--------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
 1              NAME OF REPORTING PERSON  Technology Crossover Management, L.L.C.
                See Item 2 for list of Managing Members
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
------------------------------------------------------------------------------------------------------------------------------------
 2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                                           (a)[_]
                                                                                                                              (b)[X]
------------------------------------------------------------------------------------------------------------------------------------
 3              SEC USE ONLY
------------------------------------------------------------------------------------------------------------------------------------
 4              CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
------------------------------------------------------------------------------------------------------------------------------------
   NUMBER OF               5  SOLE VOTING POWER
    SHARES                                                                                                                166,950(A)
 BENEFICIALLY              ---------------------------------------------------------------------------------------------------------
   OWNED BY                6  SHARED VOTING POWER
     EACH                                                                                                                       0(A)
  REPORTING                ---------------------------------------------------------------------------------------------------------
   PERSON                  7  SOLE DISPOSITIVE POWER
    WITH                                                                                                                  166,950(A)
                           ---------------------------------------------------------------------------------------------------------
                            8  SHARED DISPOSITIVE POWER
                                                                                                                                0(A)
------------------------------------------------------------------------------------------------------------------------------------
 9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                          166,950(A)
------------------------------------------------------------------------------------------------------------------------------------
 10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                             [X]
                (SEE INSTRUCTIONS)
------------------------------------------------------------------------------------------------------------------------------------
 11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                                                1.8%
------------------------------------------------------------------------------------------------------------------------------------
 12             TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                OO
------------------------------------------------------------------------------------------------------------------------------------

(A) Excludes an aggregate of 515,250 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 69364J 103                                       Page 5 of 22 Pages
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 1              NAME OF REPORTING PERSON  Technology Crossover Ventures II, L.P.
                See Item 2 for identification of General Partner
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
------------------------------------------------------------------------------------------------------------------------------------
 2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                                           (a)[_]
                                                                                                                              (b)[X]
------------------------------------------------------------------------------------------------------------------------------------
 3              SEC USE ONLY
------------------------------------------------------------------------------------------------------------------------------------
 4              CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
------------------------------------------------------------------------------------------------------------------------------------
   NUMBER OF               5  SOLE VOTING POWER
    SHARES                                                                                                                246,483(A)
 BENEFICIALLY              ---------------------------------------------------------------------------------------------------------
   OWNED BY                6  SHARED VOTING POWER
     EACH                                                                                                                       0(A)
  REPORTING                ---------------------------------------------------------------------------------------------------------
   PERSON                  7  SOLE DISPOSITIVE POWER
    WITH                                                                                                                  246,483(A)
                           ---------------------------------------------------------------------------------------------------------
                           8  SHARED DISPOSITIVE POWER
                                                                                                                                0(A)
------------------------------------------------------------------------------------------------------------------------------------
 9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                          246,483(A)
------------------------------------------------------------------------------------------------------------------------------------
 10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                             [X]
                (SEE INSTRUCTIONS)
------------------------------------------------------------------------------------------------------------------------------------
 11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                                                2.7%
------------------------------------------------------------------------------------------------------------------------------------
 12             TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                PN
------------------------------------------------------------------------------------------------------------------------------------

(A) Excludes an aggregate of 435,717 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 69364J 103                                       Page 6 of 22 Pages
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 1              NAME OF REPORTING PERSON  TCV II (Q), L.P.
                See Item 2 for identification of General Partner
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
------------------------------------------------------------------------------------------------------------------------------------
 2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                                           (a)[_]
                                                                                                                              (b)[X]
------------------------------------------------------------------------------------------------------------------------------------
 3              SEC USE ONLY
------------------------------------------------------------------------------------------------------------------------------------
 4              CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
------------------------------------------------------------------------------------------------------------------------------------
   NUMBER OF               5  SOLE VOTING POWER
    SHARES                                                                                                                189,497(A)
 BENEFICIALLY              ---------------------------------------------------------------------------------------------------------
   OWNED BY                6  SHARED VOTING POWER
     EACH                                                                                                                       0(A)
  REPORTING                ---------------------------------------------------------------------------------------------------------
   PERSON                  7  SOLE DISPOSITIVE POWER
    WITH                                                                                                                  189,497(A)
                           ---------------------------------------------------------------------------------------------------------
                           8  SHARED DISPOSITIVE POWER
                                                                                                                                0(A)
------------------------------------------------------------------------------------------------------------------------------------
9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                          189,497(A)
------------------------------------------------------------------------------------------------------------------------------------
10              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                             [X]
                (SEE INSTRUCTIONS)
------------------------------------------------------------------------------------------------------------------------------------
11              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                                                2.1%
------------------------------------------------------------------------------------------------------------------------------------
12              TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                PN
------------------------------------------------------------------------------------------------------------------------------------

(A) Excludes an aggregate of 492,703 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 69364J 103                                       Page 7 of 22 Pages
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 1              NAME OF REPORTING PERSON  TCV II Strategic Partners, L.P.
                See Item 2 for identification of General Partner
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
------------------------------------------------------------------------------------------------------------------------------------
 2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                                           (a)[_]
                                                                                                                              (b)[X]
------------------------------------------------------------------------------------------------------------------------------------
 3              SEC USE ONLY
------------------------------------------------------------------------------------------------------------------------------------
 4              CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
------------------------------------------------------------------------------------------------------------------------------------
   NUMBER OF                5  SOLE VOTING POWER
    SHARES                                                                                                                33,629 (A)
 BENEFICIALLY              ---------------------------------------------------------------------------------------------------------
   OWNED BY                 6  SHARED VOTING POWER
    EACH                                                                                                                        0(A)
 REPORTING                 ---------------------------------------------------------------------------------------------------------
  PERSON                    7  SOLE DISPOSITIVE POWER
   WITH                                                                                                                   33,629 (A)
                           ---------------------------------------------------------------------------------------------------------
                            8  SHARED DISPOSITIVE POWER
                                                                                                                                0(A)
------------------------------------------------------------------------------------------------------------------------------------
 9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                          33,629 (A)
------------------------------------------------------------------------------------------------------------------------------------
 10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                             [X]
                (SEE INSTRUCTIONS)
------------------------------------------------------------------------------------------------------------------------------------
 11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                                                0.4%
------------------------------------------------------------------------------------------------------------------------------------
 12             TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                PN
------------------------------------------------------------------------------------------------------------------------------------

(A) Excludes an aggregate of 648,571 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 69364J 103                                       Page 8 of 22 Pages
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 1              NAME OF REPORTING PERSON  Technology Crossover Ventures II, C.V.
                See Item 2 for a list of General Partners
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
------------------------------------------------------------------------------------------------------------------------------------
 2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                                           (a)[_]
                                                                                                                              (b)[X]
------------------------------------------------------------------------------------------------------------------------------------
 3              SEC USE ONLY
------------------------------------------------------------------------------------------------------------------------------------
 4              CITIZENSHIP OR PLACE OF ORGANIZATION
                Netherlands Antilles
------------------------------------------------------------------------------------------------------------------------------------
   NUMBER OF               5  SOLE VOTING POWER
    SHARES                                                                                                                 37,634(A)
 BENEFICIALLY              ---------------------------------------------------------------------------------------------------------
   OWNED BY                6  SHARED VOTING POWER
    EACH                                                                                                                        0(A)
 REPORTING                 ---------------------------------------------------------------------------------------------------------
  PERSON                   7  SOLE DISPOSITIVE POWER
   WITH                                                                                                                    37,634(A)
                           ---------------------------------------------------------------------------------------------------------
                           8  SHARED DISPOSITIVE POWER
                                                                                                                                0(A)
------------------------------------------------------------------------------------------------------------------------------------
 9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                           37,634(A)
------------------------------------------------------------------------------------------------------------------------------------
 10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                             [X]
                (SEE INSTRUCTIONS)
------------------------------------------------------------------------------------------------------------------------------------
 11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                                                0.4%
------------------------------------------------------------------------------------------------------------------------------------
 12             TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                PN
------------------------------------------------------------------------------------------------------------------------------------

(A) Excludes an aggregate of 644,566 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 69364J 103                                       Page 9 of 22 Pages
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1               NAME OF REPORTING PERSON  TCV II, V.O.F.
                See Item 2 for a list of Managing General Partners
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
------------------------------------------------------------------------------------------------------------------------------------
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                                           (a)[_]
                                                                                                                              (b)[X]
------------------------------------------------------------------------------------------------------------------------------------
3               SEC USE ONLY
------------------------------------------------------------------------------------------------------------------------------------
4               CITIZENSHIP OR PLACE OF ORGANIZATION
                Netherlands Antilles
------------------------------------------------------------------------------------------------------------------------------------
    NUMBER OF              5  SOLE VOTING POWER
     SHARES                                                                                                                 8,007(A)
  BENEFICIALLY             ---------------------------------------------------------------------------------------------------------
   OWNED BY                6  SHARED VOTING POWER
     EACH                                                                                                                       0(A)
  REPORTING                ---------------------------------------------------------------------------------------------------------
   PERSON                  7  SOLE DISPOSITIVE POWER
    WITH                                                                                                                    8,007(A)
                           ---------------------------------------------------------------------------------------------------------
                           8  SHARED DISPOSITIVE POWER
                                                                                                                                0(A)
------------------------------------------------------------------------------------------------------------------------------------
9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                            8,007(A)
------------------------------------------------------------------------------------------------------------------------------------
10              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                             [X]
                (SEE INSTRUCTIONS)
------------------------------------------------------------------------------------------------------------------------------------
11              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                                                0.1%
------------------------------------------------------------------------------------------------------------------------------------
12              TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                PN
------------------------------------------------------------------------------------------------------------------------------------

(A) Excludes an aggregate of 674,193 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 69364J 103                                       Page 10 of 22 Pages
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1               NAME OF REPORTING PERSON  Technology Crossover Management II, L.L.C.
                See Item 2 for a list of Managing Members
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
------------------------------------------------------------------------------------------------------------------------------------
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                                           (a)[_]
                                                                                                                              (b)[X]
------------------------------------------------------------------------------------------------------------------------------------
3               SEC USE ONLY
------------------------------------------------------------------------------------------------------------------------------------
4               CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
------------------------------------------------------------------------------------------------------------------------------------
   NUMBER OF               5  SOLE VOTING POWER
    SHARES                                                                                                               515,250 (A)
 BENEFICIALLY              ---------------------------------------------------------------------------------------------------------
   OWNED BY                6  SHARED VOTING POWER
   EACH                                                                                                                         0(A)
 REPORTING                 ---------------------------------------------------------------------------------------------------------
  PERSON                   7  SOLE DISPOSITIVE POWER
   WITH                                                                                                                  515,250 (A)
                           ---------------------------------------------------------------------------------------------------------
                           8  SHARED DISPOSITIVE POWER
                                                                                                                                0(A)
------------------------------------------------------------------------------------------------------------------------------------
9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                         515,250 (A)
------------------------------------------------------------------------------------------------------------------------------------
10              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                             [X]
                (SEE INSTRUCTIONS)
------------------------------------------------------------------------------------------------------------------------------------
11              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                                                5.6%
------------------------------------------------------------------------------------------------------------------------------------
12              TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                OO
------------------------------------------------------------------------------------------------------------------------------------

(A) Excludes an aggregate of 166,950 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 69364J 103                                       Page 11 of 22 Pages
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1               NAME OF REPORTING PERSON  Jay C. Hoag
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
------------------------------------------------------------------------------------------------------------------------------------
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                                           (a)[_]
                                                                                                                              (b)[X]
------------------------------------------------------------------------------------------------------------------------------------
3               SEC USE ONLY
------------------------------------------------------------------------------------------------------------------------------------
4               CITIZENSHIP OR PLACE OF ORGANIZATION
                U.S. Citizen
------------------------------------------------------------------------------------------------------------------------------------
    NUMBER OF              5  SOLE VOTING POWER
     SHARES                                                                                                                        0
  BENEFICIALLY             ---------------------------------------------------------------------------------------------------------
    OWNED BY               6  SHARED VOTING POWER
     EACH                                                                                                                    682,200
   REPORTING               ---------------------------------------------------------------------------------------------------------
    PERSON                 7  SOLE DISPOSITIVE POWER
     WITH                                                                                                                    682,200
                           ---------------------------------------------------------------------------------------------------------
                           8  SHARED DISPOSITIVE POWER
                                                                                                                                  0
------------------------------------------------------------------------------------------------------------------------------------
9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                             682,200
------------------------------------------------------------------------------------------------------------------------------------
10              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                             [_]
                (SEE INSTRUCTIONS)
------------------------------------------------------------------------------------------------------------------------------------
11              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                                                7.5%
------------------------------------------------------------------------------------------------------------------------------------
12              TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                IN
------------------------------------------------------------------------------------------------------------------------------------

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 69364J 103                                       Page 12 of 22 Pages
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 1              NAME OF REPORTING PERSON  Richard H. Kimball
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
------------------------------------------------------------------------------------------------------------------------------------
 2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                                           (a)[_]
                                                                                                                              (b)[X]
------------------------------------------------------------------------------------------------------------------------------------
 3              SEC USE ONLY
------------------------------------------------------------------------------------------------------------------------------------
 4              CITIZENSHIP OR PLACE OF ORGANIZATION
                U.S. Citizen
------------------------------------------------------------------------------------------------------------------------------------
    NUMBER OF              5  SOLE VOTING POWER
     SHARES                                                                                                                     0
  BENEFICIALLY             ---------------------------------------------------------------------------------------------------------
   OWNED BY                6  SHARED VOTING POWER
     EACH                                                                                                                 682,200
  REPORTING                ---------------------------------------------------------------------------------------------------------
   PERSON                  7  SHARED DISPOSITIVE POWER
    WITH                                                                                                                  682,200
                           ---------------------------------------------------------------------------------------------------------
                           8  SHARED DISPOSITIVE POWER
                                                                                                                                0
------------------------------------------------------------------------------------------------------------------------------------
9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                          682,200
------------------------------------------------------------------------------------------------------------------------------------
10              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                             [_]
                (SEE INSTRUCTIONS)
------------------------------------------------------------------------------------------------------------------------------------
11              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                                                7.5%
------------------------------------------------------------------------------------------------------------------------------------
12              TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                IN
------------------------------------------------------------------------------------------------------------------------------------

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 69364J 103                                       Page 13 of 22 Pages
--------------------------------------------------------------------------------

  Item 1.
         (a) NAME OF ISSUER: PSW Technologies, Inc.
         (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 6300 Bridgepoint Parkway, Building 3, Suite 200, Austin, Texas 78730.

  Item 2.

         Set forth below is the following information with respect to each of the persons filing this Schedule 13G (together, the "Filing Persons") and, in addition, each of such person's managing partners or managing members, as the case may be, and, if applicable, the persons controlling such managing partners or managing members (such additional persons, together with the Filing Persons, the "Item 2 Persons"): (a) name; (b) address of principal offices (if entity) or residence or business address (if individual); (c) citizenship (if individual) or jurisdiction of organization (if entity); (d) title of class of securities and (e) CUSIP number.

I.
         (a) Technology Crossover Ventures, L.P., a Delaware limited partnership ("TCV I, L.P."). The General Partner of TCV I, L.P. is Technology Crossover Management, L.L.C., a Delaware limited liability company ("TCM I"). The sole Managing Members of TCM I are Jay C. Hoag ("Hoag") and Richard H. Kimball ("Kimball") .
         (b) 575 High Street, Suite 400, Palo Alto, CA 94301
         (c) Delaware
         (d) Common Stock
         (e) 69364J 103

II.
         (a) Technology Crossover Ventures, C.V., a Netherlands Antilles limited partnership ("TCV I, C.V."). The General Partners of TCV I, C.V. are TCM I and Technology Crossover Administrator, N.V., a Netherlands Antilles corporation ("TCA I"). TCA I is ultimately controlled by Hoag and Kimball.
         (b) Pietermaai 15, Willemstad, Curacao, Netherlands Antilles
         (c) Netherlands Antilles
         (d) Common Stock
         (e) 69364J 103

III.
         (a) Technology Crossover Management, L.L.C., a Delaware limited liability company.
         (b) 575 High Street, Suite 400, Palo Alto, CA 94301
         (c) Delaware
         (d) Common Stock
         (e) 69364J 103

IV.
         (a) Technology Crossover Administrator, N.V., a Netherlands Antilles corporation.
         (b) Pietermaai 15, Willemstad, Curacao, Netherlands Antilles
         (c) Netherlands Antilles
         (d) Common Stock
         (e) 69364J 103

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 69364J 103                                       Page 14 of 22 Pages
--------------------------------------------------------------------------------

V.
         (a) Technology Crossover Ventures II, L.P., a Delaware limited partnership ("TCV II, L.P."). The General Partner of TCV II, L.P. is Technology Crossover Management II, L.L.C., a Delaware limited liability company ("TCM II"). The sole Managing Members of TCM II are Hoag and Kimball.
         (b) 575 High Street, Suite 400, Palo Alto, CA 94301
         (c) Delaware
         (d) Common Stock
         (e) 69364J 103

VI.
         (a) TCV II (Q), L.P., a Delaware limited partnership ("TCV II (Q)"). The General Partner of TCV II (Q) is TCM II.
         (b) 575 High Street, Suite 400, Palo Alto, CA 94301
         (c) Delaware
         (d) Common Stock
         (e) 69364J 103

VII.
         (a) TCV II Strategic Partners, L.P., a Delaware limited partnership ("TCV II Strategic Partners"). The General Partner of TCV II Strategic Partners is TCM II.
         (b) 575 High Street, Suite 400, Palo Alto, CA 94301
         (c) Delaware
         (d) Common Stock
         (e) 69364J 103

VIII.
         (a) Technology Crossover Ventures II, C.V., a Netherlands Antilles limited partnership ("TCV II, C.V."). The General Partners of TCV II, C.V. are TCM II and Technology Crossover Administrator II, N.V., a Netherlands Antilles corporation ("TCA II"). TCA II is ultimately controlled by Hoag and Kimball .
         (b) Pietermaai 15, Willemstad, Curacao, Netherlands Antilles
         (c) Netherlands Antilles
         (d) Common Stock
         (e) 69364J 103

IX.
         (a) TCV II, V.O.F., a Netherlands Antilles general partnership ("TCV II, V.O.F."). The Managing General Partners of TCV II, V.O.F. are TCM II and TCA II .
         (b) Pietermaai 15, Willemstad, Curacao, Netherlands Antilles
         (c) Netherlands Antilles
         (d) Common Stock
         (e) 69364J 103

X.
         (a) Technology Crossover Management II, L.L.C., a Delaware limited liability company.
         (b) 575 High Street, Suite 400, Palo Alto, CA 94301
         (c) Delaware
         (d) Common Stock

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 69364J 103                                       Page 15 of 22 Pages
--------------------------------------------------------------------------------

         (e) 69364J 103

XI.
         (a) Technology Crossover Administrator II, N.V., a Netherlands Antilles corporation.
         (b) Pietermaai 15, Willemstad, Curacao, Netherlands Antilles
         (c) Netherlands Antilles
         (d) Common Stock
         (e) 69364J 103

XII.
         (a) Jay C. Hoag
         (b) 575 High Street, Suite 400, Palo Alto, CA 94301
         (c) U.S. citizen
         (d) Common Stock
         (e) 69364J 103

XIII.
         (a) Richard H. Kimball
         (b) 575 High Street, Suite 400, Palo Alto, CA 94301
         (c) U.S. citizen
         (d) Common Stock
         (e) 69364J 103

         Item 3.

         Not Applicable

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 69364J 103                                       Page 16 of 22 Pages
--------------------------------------------------------------------------------

  Item 4.

  (a), (b) and (c) Except to the extent otherwise expressly stated herein, this
Schedule 13G shall not be construed as an admission that any Item 2 Person is, either for purposes of Section 13(d) or 13(g) of the Act or for other purposes, the beneficial owner of any Common Stock disclosed in this Schedule 13G. The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13G that, pursuant to Rule 13d-3, may be deemed to be beneficially owned by each Item 2 Person are as follows:

                                   Common Stock                                    Dispositive
                                   ------------                                    -----------
         Item 2 Person          Beneficially Owned    % of Class(1)  Voting Power     Power
------------------------------- -------------------   -------------  ------------  -----------
TCV I, L.P. (2)                     154,698               1.7%          sole          sole
TCV I, C.V. (2)                      12,252               0.1%          sole          sole
TCM I                               166,950               1.8%          sole          sole
TCA I                                     0                 0%          N/A           N/A
TCV II, L.P. (3)                    246,483               2.7%          sole          sole
TCV II (Q)  (3)                     189,497               2.1%          sole          sole
TCV II Strategic Partners  (3)       33,629               0.4%          sole          sole
TCV II, C.V. (3)                     37,634               0.4%          sole          sole
TCV II, V.O.F.(3)                     8,007               0.1%          sole          sole
TCM II                              515,250               5.6%          sole          sole
TCA II                                    0                 0%          N/A           N/A
Hoag (4)                            682,200               7.5%          shared        sole
Kimball (4)                         682,200               7.5%          shared        sole

____________________________________
  (1) All percentages in this table are based, pursuant to Rule 13d-1(j) of the Securities Exchange Act of 1934, on the 9,145,561 shares of Common Stock of the Company outstanding as of July 31, 1998, as reported in the Company's Quarterly Report on Form 10-Q.

  (2) Each noted entity (together, the "TCV I Funds") is the holder of record of the securities set forth opposite the name of such entity and has sole voting and investment power with respect to such securities. TCM I, as sole General Partner of TCV I, L.P. and as Investment General Partner of TCV I, C.V., may also be deemed to have sole voting and investment power with respect to such securities. TCM I disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

  (3) Each noted entity (together, the "TCV II Funds") is the holder of record of the securities set forth opposite the name of such entity and has sole voting and investment power with respect to such securities. TCM II, as sole General Partner of TCV II, L.P., TCV II (Q) and TCV II Strategic Partners and as Investment General Partner

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 69364J 103                                       Page 17 of 22 Pages
--------------------------------------------------------------------------------


      of TCV II, C.V. and TCV II, V.O.F., may also be deemed to have sole voting and investment power with respect to such securities. TCM II disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

  (4) Under the operating agreements of both TCM I and TCM II, Hoag and Kimball have the independent power to cause the funds managed by such entities to buy and sell securities of publicly traded portfolio companies, however, in general, they must act by unanimous consent with respect to all other matters, including directing the voting of such securities. As a result, Hoag and Kimball may also be deemed to have sole dispositive power and shared voting power with respect to the securities held by the TCV I Funds and the TCV II Funds. Hoag and Kimball disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein.

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

  Not Applicable.

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

  Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

  Not Applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

  Not Applicable.

Item 9.  NOTICE OF DISSOLUTION OF GROUP

  Not Applicable.

Item 10.  CERTIFICATION

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 69364J 103                                       Page 18 of 22 Pages
--------------------------------------------------------------------------------


  MATERIAL TO BE FILED AS EXHIBITS.
  --------------------------------

  The following exhibit was filed as Exhibit A to the Schedule 13D relating to the Common Stock of Digital Generation Systems, Inc. filed by the undersigned with the Securities and Exchange Commission on September 5, 1997 (the "Designated Filer Statement") and is hereby incorporated herein by reference, except as updated by Exhibit B hereto:

  A - Statement Appointing Designated Filer and Authorized Signer dated September 5, 1997


  The following exhibit is attached hereto:

  B - October 23, 1998 Update to Exhibit A to the Designated Filer Statement

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 69364J 103                                       Page 19 of 22 Pages
--------------------------------------------------------------------------------

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated October 23, 1998

TECHNOLOGY CROSSOVER VENTURES, L.P.,
a Delaware Limited Partnership

By:  /s/ Robert C. Bensky
     --------------------------------------
     Robert C. Bensky, Authorized Signatory

TECHNOLOGY CROSSOVER VENTURES, C.V.,
a Netherlands Antilles Limited Partnership

By:  /s/ Robert C. Bensky
     --------------------------------------
     Robert C. Bensky, Authorized Signatory

TECHNOLOGY CROSSOVER MANAGEMENT, L.L.C., a Delaware Limited Liability Company

By:  /s/ Robert C. Bensky
     --------------------------------------
     Robert C. Bensky, Authorized Signatory

TECHNOLOGY CROSSOVER VENTURES II, L.P.,
a Delaware Limited Partnership

By:  /s/ Robert C. Bensky
     --------------------------------------
     Robert C. Bensky, Authorized Signatory

TCV II (Q), L.P.,
a Delaware Limited Partnership

By:  /s/ Robert C. Bensky
     --------------------------------------
     Robert C. Bensky, Authorized Signatory

TCV II STRATEGIC PARTNERS, L.P.,
a Delaware Limited Partnership

By:  /s/ Robert C. Bensky
     --------------------------------------
     Robert C. Bensky, Authorized Signatory

TECHNOLOGY CROSSOVER VENTURES II, C.V.,
a Netherlands Antilles Limited Partnership

By:  /s/ Robert C. Bensky
     --------------------------------------
     Robert C. Bensky, Authorized Signatory

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 69364J 103                                       Page 20 of 22 Pages
--------------------------------------------------------------------------------

TCV II, V.O.F.,
a Netherlands Antilles General Partnership

By:  /s/ Robert C. Bensky
     --------------------------------------
     Robert C. Bensky, Authorized Signatory

TECHNOLOGY CROSSOVER MANAGEMENT II, L.L.C., a Delaware Limited Liability Company

By:  /s/ Robert C. Bensky
     --------------------------------------
     Robert C. Bensky, Authorized Signatory

Jay C. Hoag

By:  /s/ Robert C. Bensky
     --------------------------------------
     Robert C. Bensky, Authorized Signatory

Richard H. Kimball

By:  /s/ Robert C. Bensky
     --------------------------------------
     Robert C. Bensky, Authorized Signatory

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 69364J 103                                       Page 21 of 22 Pages
--------------------------------------------------------------------------------

                                   EXHIBIT B
                                   ---------

    Exhibit A to Statement Appointing Designated Filer and Authorized Signer
    ------------------------------------------------------------------------
                        Updated Through October 23, 1998
                        --------------------------------

Column I                              Column II               Persons/Entities on Whose Behalf
--------                              ---------               --------------------------------
Publicly Traded Company               Designated Filer        the Designated Filer May Act
-----------------------               ----------------        ----------------------------
MemberWorks Incorporated              Technology Crossover    Technology Crossover Management, L.L.C.
                                      Management II, L.L.C.   Technology Crossover Ventures, L.P.
                                                              Technology Crossover Ventures, C.V.
                                                              Technology Crossover Management II, L.L.C.
                                                              Technology Crossover Ventures II, L.P.
                                                              TCV II (Q), L.P.
                                                              TCV II Strategic Partners, L.P.
                                                              Technology Crossover Ventures II, C.V.
                                                              TCV II, V.O.F.
                                                              Robert C. Bensky
                                                              Jay C. Hoag
                                                              Richard H. Kimball
                                                              Andrew B. Sessions
                                                              Marc S. Tesler

Claremont Technology Group, Inc.      Technology Crossover    Technology Crossover Management, L.L.C.
                                      Management II, L.L.C.   Technology Crossover Ventures, L.P.
                                                              Technology Crossover Ventures, C.V.
                                                              Technology Crossover Management II, L.L.C.
                                                              Technology Crossover Ventures II, L.P.
                                                              TCV II (Q), L.P.
                                                              TCV II Strategic Partners, L.P.
                                                              Technology Crossover Ventures II, C.V.
                                                              TCV II, V.O.F.
                                                              Robert C. Bensky
                                                              Jay C. Hoag
                                                              Richard H. Kimball
                                                              Andrew B. Sessions
                                                              Marc S. Tesler

Column I                              Column II               Persons/Entities on Whose Behalf
--------                              ---------               --------------------------------
Publicly Traded Company               Designated Filer        the Designated Filer May Act
-----------------------               ----------------        ----------------------------
Digital Generation Systems, Inc.      Technology Crossover     Technology Crossover Management, L.L.C.
                                      Management II, L.L.C.    Technology Crossover Ventures, L.P.
                                                               Technology Crossover Ventures, C.V.
                                                               Technology Crossover Management II, L.L.C.
                                                               Technology Crossover Ventures II, L.P.
                                                               TCV II (Q), L.P.
                                                               TCV II Strategic Partners, L.P.
                                                               Technology Crossover Ventures II, C.V.
                                                               TCV II, V.O.F.
                                                               Robert C. Bensky
                                                               Jay C. Hoag
                                                               Richard H. Kimball
                                                               Andrew B. Sessions
                                                               Marc S. Tesler

SQL Financials International, Inc.    Technology Crossover     Technology Crossover Management, L.L.C.
                                      Management II, L.L.C.    Technology Crossover Ventures, L.P.
                                                               Technology Crossover Ventures, C.V.
                                                               Technology Crossover Management II, L.L.C.
                                                               Technology Crossover Ventures II, L.P.
                                                               TCV II (Q), L.P.
                                                               TCV II Strategic Partners, L.P.
                                                               Technology Crossover Ventures II, C.V.
                                                               TCV II, V.O.F.
                                                               Robert C. Bensky
                                                               Jay C. Hoag
                                                               Richard H. Kimball
                                                               Andrew B. Sessions
                                                               Marc S. Tesler

PSW Technologies, Inc.                Technology Crossover     Technology Crossover Management, L.L.C.
                                      Management II, L.L.C.    Technology Crossover Ventures, L.P.
                                                               Technology Crossover Ventures, C.V.
                                                               Technology Crossover Management II, L.L.C.
                                                               Technology Crossover Ventures II, L.P.
                                                               TCV II (Q), L.P.
                                                               TCV II Strategic Partners, L.P.
                                                               Technology Crossover Ventures II, C.V.
                                                               TCV II, V.O.F.
                                                               Robert C. Bensky
                                                               Jay C. Hoag
                                                               Richard H. Kimball
                                                               Andrew B. Sessions
                                                               Marc S. Tesler
